Exhibit 5.1

March 16, 2018

Actinium Pharmaceuticals, Inc.

275 Madison Avenue, 7th Floor

New York, New York 10016

Re:  Actinium Pharmaceuticals, Inc. Amended and Restated 2013 Stock Plan, as Amended

Ladies and Gentlemen:

We have acted as special counsel to Actinium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the terms and in the manner set forth in the Actinium Pharmaceuticals, Inc. Amended and Restated 2013 Stock Plan, as amended to date (the “Plan”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies.  We have also assumed that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan.  We have further assumed that, upon the dates of exercise of the options under the Plan, the Company will have reserved sufficient authorized shares of Common Stock for issuance in exchange therefor .  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the Plan and the agreements or certificates issued thereunder, will be legally issued, fully paid and nonassessable.

The foregoing opinion is based upon and limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws, statutes, regulations or ordinances of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ The Matt Law Firm, PLLC